CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-4 of Global Brass and Copper Holdings, Inc. of our report dated March 29, 2013, except for Note 19 and the effects of the stock split discussed in Note 20 to the consolidated financial statements, as to which the date is June 10, 2013, relating to the financial statements and financial statement schedule of Global Brass and Copper Holdings, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois

July 24, 2013